Exhibit 10.6
ADVERUM BIOTECHNOLOGIES, INC.
NON-EMPLOYEE DIRECTOR COMPENSATION POLICY
ADOPTED BY THE COMPENSATION COMMITTEE: MARCH 31, 2021
Each member of the board of directors (the “Board”) of Adverum Biotechnologies, Inc. (the “Company”) who is a Non-Employee Director (as defined in the Adverum Biotechnologies, Inc. 2014 Equity Incentive Award Plan (the “Plan”)) will be eligible to receive cash and equity compensation as set forth in this Adverum Biotechnologies, Inc. Non-Employee Director Compensation Policy (this “Policy”). The cash and equity compensation described in this Policy will be paid or granted, as applicable, automatically and without further action of the Board to each Non-Employee Director who is eligible to receive such cash or equity compensation, unless such Non-Employee Director declines the receipt of such cash or equity compensation by written notice to the Company prior to the time period for which compensation is paid. This Policy, as adopted on March 31, 2021, will become effective immediately and will remain in effect until it is revised or rescinded by further action of the Board or the Compensation Committee of the Board. Capitalized terms not explicitly defined in this Policy but defined in the Plan will have the same definitions as in the Plan.
1.     CASH COMPENSATION.
(a)Annual Retainers. Each Non-Employee Director will be eligible to receive the following annual retainers for service as (i) a member and/or chair of the Board and (ii) a member or chair/co-chair of a committee of the Board (“Committee”) set forth below, as applicable.

Board or Committee	Type of Retainer*	Amount (Per Year)
Board	Chair	$35,000
	Member	$40,000
Audit Committee	Chair	$20,000
	Member (Non-Chair)	$10,000
Compensation Committee	Chair	$15,000
	Member (Non-Chair)	$7,500
Nominating and Corporate Governance Committee	Chair	$10,000
	Member (Non-Chair)	$5,000
Research and Development Committee	Chair/Co-Chair	$15,000
	Member (Non-Chair/Co-Chair)	$7,500

*    The chair of the Board is eligible to receive a retainer for service as the chair and an additional retainer for service as a member of the Board. The chair/co-chair of each Committee is eligible to receive a retainer for service as the chair/co-chair, but not an additional retainer for service as a member of the Committee.
The annual retainers will be paid on the last day of the quarter and partial service for that quarter will receive pro rata treatment.

(b)Expenses. Each Non-Employee Director will be eligible for reimbursement from the Company for all reasonable out-of-pocket expenses incurred by the Non-Employee Director in connection with his or her attendance at Board and Committee meetings.
To the extent that any taxable reimbursements are provided to a Non-Employee Director, they will be provided in accordance with Section 409A of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other guidance thereunder and any state law of similar effect, including, but not limited to, the following provisions: (i) the amount of any such expenses eligible for reimbursement during the Non-Employee Director’s taxable year may not affect the expenses eligible for reimbursement in any other taxable year; (ii) the reimbursement of an eligible expense must be made no later than the last day of the Non-Employee Director’s taxable year that immediately follows the taxable year in which the expense was incurred; and (iii) the right to any reimbursement may not be subject to liquidation or exchange for another benefit.
2.     EQUITY COMPENSATION. The options described in this Policy will be granted under the Plan and will be subject to the terms and conditions of (i) this Policy, (ii) the Plan and (iii) the form of Option Agreement approved by the Board for the grant of options to Non-Employee Directors under the Plan.
(a)Initial Grants. Each person who first becomes a Non-Employee Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy, automatically will be granted a Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value of $520,000 (an “Initial Option”) on the date of his or her initial election or appointment to be a Non-Employee Director.
(b)Annual Grants. On the date of each annual meeting of the Company’s stockholders: (i) each person who is then a Non-Employee Director and will be continuing as a Non-Employee Director following the date of such annual meeting (other than any Non-Employee Director receiving an Initial Option on the date of such annual meeting or who has received an Initial Option within the same calendar year as such annual meeting) automatically will be granted a Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value of $260,000; and (ii) the Chair of the Board automatically will be granted an additional Nonstatutory Stock Option to purchase a number of shares of Common Stock having an Option Value of $90,000. Each of the options granted pursuant to (i) and (ii), is referred to as an “Annual Option”.
(c)Option Value. The “Option Value” of a stock option to be granted under this policy will be determined using the same method the Company uses to calculate the grant date fair value of stock options in its financial statements.
(d)Terms of Options.
(i)Exercise Price. The exercise price of each Initial Option and Annual Option will be equal to 100% of the Fair Market Value of the Common Stock subject to such option (as determined in accordance with the Plan) on the date such option is granted.
(ii)Vesting. Each Initial Option and Annual Option will vest and become exercisable as follows:
(A)Each Initial Option will vest and become exercisable in equal annual installments on each of the first three anniversaries of the date of grant of such option, provided that the

Non-Employee Director has not had a Termination of Service prior to each such date; provided, however, that the vesting shall accelerate, and the Initial Option shall become fully vested and exercisable, upon the consummation of a Change in Control.
(B)Each Annual Option will vest and become exercisable on the earlier of (i) the date of the next annual meeting of the Company’s stockholders, or (ii) the first anniversary of the date of grant of such option, provided that the Non-Employee Director has not had a Termination of Service prior to such date; provided, however, that the vesting shall accelerate, and each Annual Option shall become fully vested and exercisable, upon the consummation of a Change in Control.